Exhibit 99.1

MEMORANDUM

To:      Directors and Operating Committee of Allmerica Financial Corporation

From:    Charles F. Cronin

Date:    December 18, 2003

Re:      Blackout in Trading of AFC Stock

     First Allmerica Financial Life Insurance Company ("FAFLIC"), a wholly owned subsidiary of Allmerica Financial Corporation ("AFC"), as the single employer for all of the employees in the AFC holding company system, is changing the record-keeper and service provider for its employees' retirement and pension plans, including plans offering investment in AFC Common Stock. The plans offering investment in AFC Common Stock or derivatives thereof are the Allmerica Financial Employees' 401(k) Matched Savings Plan, Allmerica Financial Agents' Retirement Plan, Allmerica Financial Cash Balance Pension Plan, The Allmerica Financial Cash Balance Pension Plan Excess Benefit Plan, The Allmerica Financial Progress Sharing Excess Benefit Plan, The Allmerica Financial Agents' Retirement Excess Benefit Plan, The Allmerica Financial Agents' Pension Excess Benefit Plan, The Allmerica Financial Executive Deferred Compensation Plan, The Allmerica Financial Short Term Deferred Management Incentive Comp Plan, The Allmerica Financial Long Term Deferred Management Incentive Comp Plan, and The Allmerica Financial Deferred Dividends Plan.

     The blackout period during which this conversion will occur commences after 4:00 p.m. ET, Monday, December 29, 2003 and is expected to end during the week of Sunday, January 18, 2004 (the "Blackout Period"). During this period of time, participants in the retirement and pension plans will be unable to direct or diversify investments in their individual accounts.

     Pursuant to the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated thereunder, directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring any shares of AFC Common Stock during the Blackout Period, if those shares were acquired in connection with services provided to, or employment with, Allmerica. To ensure compliance with this requirement, you are instructed not to trade in any AFC Common Stock during the Blackout Period.

     This trading prohibition advances by two days the regularly scheduled trading blackout period ordinarily commencing at the close of business on December 31, 2003 and ending one full trading day after the Company issues its earnings press release for the fiscal year 2003.

     Note that, for individuals who have regular 401(k) Plan contributions allocated to the AFC Stock Fund, such contributions are exempt from the trading prohibition, although such contributions may not be modified during the Blackout Period.

     For inquiries  concerning  the Blackout  Period,  please contact J. Kendall
Huber,   Senior  Vice  President  and  General  Counsel,   Allmerica   Financial
Corporation, 440 Lincoln Street, Worcester, MA 01653 (telephone 508-855-2691).